================================================================================

                                  SCHEDULE 14A
                                  (RULE 14(a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           THE DURIRON COMPANY, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           THE DURIRON COMPANY, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

                                  DURIRON LOGO

                           THE DURIRON COMPANY, INC.
                            3100 RESEARCH BOULEVARD
                               DAYTON, OHIO 45420

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1997

     The 1997 Annual Meeting of Shareholders of The Duriron Company, Inc. (the "Company") will be held at the main offices of the Company at 3100 Research Boulevard, Dayton, Ohio at 1:30 p.m. on Thursday, April 24, 1997 for the following purposes:

     1. To elect three directors to each serve for a term of three years.

     2. To approve the change of the name of the Company to "Durco International Inc."

     3. To approve the 1997 Stock Option Plan.

     4. To approve the appointment of Ernst & Young LLP as independent auditors for 1997.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on March 7, 1997 are entitled to notice of and to vote at this meeting.

                                          By order of the Board of Directors

                                          Ronald F. Shuff
                                            Secretary

Dayton, Ohio
March 14, 1997

                         VOTING YOUR PROXY IS IMPORTANT
     PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                           THE DURIRON COMPANY, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                                             Mailing Date
                                                             March 14, 1997

                              GENERAL INFORMATION

PERSONS MAKING THE SOLICITATION

     The accompanying Proxy is solicited by the Board of Directors (the "Board") of The Duriron Company, Inc. (the "Company") and relates to the Company's 1997 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the main offices of the Company at 3100 Research Boulevard, Dayton, Ohio at 1:30 p.m. on Thursday, April 24, 1997.

VOTING SECURITIES

     The Company has one class of stock outstanding, namely common stock, $1.25 par value (the "Common Stock"), of which there were 23,507,098 shares outstanding as of March 7, 1997. Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on March 7, 1997 are entitled to notice of and to vote at the Annual Meeting. Each share entitles the holder thereof to one vote.

     The holders of a majority of the shares of Common Stock outstanding as of the record date, whether present in person or represented by Proxy, constitute a quorum at the Annual Meeting. Both shares as to which the holder abstains from voting on a particular matter, and broker "non-votes" (being street-name shares which the record holder refrains from voting because of the absence of required instructions from the beneficial owner), will count towards the determination of whether a quorum is present at the Annual Meeting.

ACTIONS TO BE TAKEN UNDER THE PROXY

     Unless otherwise directed by the giver of the Proxy, all properly executed Proxies will be voted for the election of Diane C. Harris, William M. Jordan, and James S. Ware for three year terms as directors of the Company; in favor of changing the Company's name to "Durco International Inc."; in favor of the 1997 Stock Option Plan; in favor of the appointment of Ernst & Young LLP as independent auditors for the Company for 1997; and, at the discretion of the persons acting under the Proxy, in the transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Should any nominee named herein for the office of director become unable or unwilling to accept nomination or election, it is intended that the persons acting under the Proxy will vote for the election in his or her stead for such other person as the Board may designate. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

     The giving of a Proxy does not preclude the right to vote in person, should the person giving the Proxy so desire. A person giving a Proxy has the power to revoke the same, at any time before it has been exercised, by giving the Company written notice bearing a later date than the Proxy, by submission of a later dated Proxy, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy). All properly executed Proxies will be voted. The proxy voting will be tabulated by the Company's transfer agent, National City Bank, which will also serve as inspector of election at the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Board currently consists of eleven directors who are divided into three classes, with one full class being elected at each Annual Meeting of Shareholders. At the Annual Meeting, the term of the directors serving in the Class of 1997 expires, and three directors will be elected to hold office until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified. Additionally, one director, ROBERT E. FRAZER, will then retire from the Board after twenty years of distinguished service, including service as both Audit/Finance Committee Chairman and, most recently, as Executive Committee Chairman. Under New York law, directors are elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

     Set forth below is information with respect to each nominee for election as a director and each director whose term of office continues after the Annual Meeting.

CLASS OF 1997
NOMINEES TO BE ELECTED:

     DIANE C. HARRIS, 54, was elected to the Board in 1993. She is the President of Hypotenuse Enterprises, Inc., a merger and acquisition services and corporate development outsourcing company. She was Vice President, Corporate Development, of Bausch & Lomb, an optics and health care products company, from 1981 until March, 1996. She is a director and President-elect of the Association for Corporate Growth.

     WILLIAM M. JORDAN, 53, has been a director since 1991 and became Chairman of the Board in April, 1996. He has been President and Chief Executive Officer since 1993. He was elected Executive Vice President in 1990 and promoted to President in 1991. He served as Chief Operating Officer from 1990 to 1993. He became a Group Vice President in 1984 and joined the Company in 1972. He is a director of NIBCO, a manufacturer of flow control products, and Thomas Industries, a manufacturer of lighting fixtures, air compressors and vacuum pumps.

     JAMES S. WARE, 61, was elected to the Board in 1995. He is Chairman of a Company subsidiary, Durametallic Corporation. He served as Chairman and CEO of Durametallic from 1983 to April, 1996. He became a director of Durametallic in 1976. He is a director of First of America Bank Corporation, Cello-Foil

Corporation, a consumer products packaging manufacturer, the Michigan State University Foundation and the Western Michigan Foundation.

CLASS OF 1999
DIRECTORS WHOSE TERM IN OFFICE CONTINUES UNTIL 1999:

     JOHN S. HADDICK, 67, was Chairman of the Board from 1990 until April, 1996. He resigned as Chief Executive Officer in 1993 after approximately eight years of service in this capacity. He was President from 1983 to 1991 and became a director of the Company in 1983. He joined the Company in 1953. He is also a director of Bank One, Dayton, NA and Price Brothers Company, a supplier of concrete products.

     KEVIN E. SHEEHAN, 51, was elected to the Board in 1990. He is a general partner of the CID Equity Partners, a venture capital firm that concentrates on entrepreneurial midwestern companies. He was a Vice President with Cummins Engine Company, a manufacturer of diesel engines and related components, from 1980 until 1993.

     R. ELTON WHITE, 54, was elected to the Board in 1993. He retired in 1994 as President and a director of NCR Corporation, a computer systems manufacturer, after over 25 years of service to this company in various management capacities. He is a director of Keithley Instruments, an electronics test and measurement concern, Kohl's Corporation, a department store company, and Verifone Corporation, a computer and communications systems company.

CLASS OF 1998
DIRECTORS WHOSE TERM IN OFFICE CONTINUES UNTIL 1998:

     HUGH K. COBLE, 62, Vice Chairman of Fluor Corporation, a major engineering and construction firm, was elected to the Board in 1994. He joined Fluor Corporation in 1966, where he has held a series of increasingly responsible management positions and has been a director since 1984. He is also a director of Beckman Instruments, Inc., which sells medical instruments.

     ERNEST GREEN, 58, was elected to the Board in 1991. He is the founder and President of EGI, a supplier of automotive components. He is a director of Bank One, Dayton, NA, DPL Inc., the parent company of The Dayton Power and Light Company, a public utility, Acordia, Inc., an insurance brokerage firm, and Eaton Corporation, a supplier of automotive products.

     RICHARD L. MOLEN, 56, was elected to the Board in February, 1995. He is the Chairman, President and CEO of Huffy Corporation, a consumer products and retail services concern, which he joined in 1968. He has been President of Huffy Corporation since 1986 and a director there since 1984. He is also a director of The Huntington National Bank and Alltrista Corporation, a diversified consumer products and commercial services firm.

     JAMES F. SCHORR, 64, has been a director of the Company since 1986. Mr. Schorr is President of JFS Consulting, a firm consulting with the chemical and plastics industries. He is also Vice Chairman and a director of Osterman & Company, a plastics resins broker and distributor. He was President of USI Chemicals Division and Corporate Vice President of Quantum Chemical Corporation from 1987 to 1989.

     Any shareholder who intends to nominate a director must, pursuant to
Article III, Section 2 of the By-Laws of the Company as approved by the Shareholders at the 1986 Annual Meeting of Shareholders, give written notice of such intention to the Secretary of the Company. The notice must be received at the principal executive offices of the Company not less than 50 days prior to the meeting (or if fewer than 60 days notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made) and must include specified information about the nominee and the shareholder. The proposed nomination will be referred to the Executive Committee of the Board for further consideration. No shareholder has to date notified the Company of any intention to nominate a director.

BOARD COMMITTEES: MEMBERSHIP AND FUNCTIONS

     Seven meetings of the Board were held in 1996. The number of meetings held by each of the three standing committees of the Board in 1996 was as follows:
Audit/Finance Committee -- four; Compensation Committee -- five; Executive Committee -- two.

     The Audit/Finance Committee, of which Mr. White is chairman and Mrs. Harris and Messrs. Coble, Haddick and Ware are members, recommends annually the appointment of independent auditors for the Company. The Committee also advises the Board on strategic financial matters, including making recommendations to the Board on acquisitions, divestitures, major financings, pension fund performance, capital structure and dividend policy. The Committee meets with the independent auditors, internal auditors and management personnel to review the scope and results of the annual audit of the financial statements of the Company and the recommendations of the independent auditors pertaining to accounting practices, policies and procedures and overall internal controls. The Committee also approves major capital expenditures made in the ordinary course of business.

     The Compensation Committee, of which Mr. Sheehan is chairman and Messrs. Frazer, Green, Molen and Schorr are members, has the responsibility of establishing executive compensation through which officers and key management personnel are compensated in a manner which is internally equitable, externally competitive and an incentive for effective performance in the best interest of shareholders. The Committee has the authority of the Board of Directors to fix the compensation of officers, including the Chief Executive Officer, who are elected by the Board. The Committee also administers the Company's stock option, restricted stock and incentive compensation plans. It is responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. The report of the Committee on the Company's executive compensation practices is located on page 12 of this Proxy Statement.

     The Executive Committee, of which Mr. Frazer is chairman and Messrs. Haddick, Jordan, Sheehan and White are members, is empowered to exercise the full authority of the Board of Directors except as to matters not delegable to a committee under the New York Business Corporation Law. The Committee makes recommendations to the Board for the positions of Chairman of the Board, President, Chief Executive Officer and candidates for director. The Committee also reviews and makes recommendations on Board self governance matters to the Board.

     Each of the directors attended, in the aggregate, 75% or more of the 1996 meetings of the Board and of the standing committees on which he or she served.

BOARD INTERNAL GOVERNANCE GUIDELINES

     During 1996, the Board adopted internal self governance guidelines. Under these guidelines, the outside directors annually elect an outside director as the Chairperson of the Executive Committee. In addition to his/her Executive Committee responsibilities, this Chairperson is responsible, among other things, for conducting executive sessions of the Board (without the CEO or former inside director present), approving Board meeting agendas and for otherwise working closely with the CEO to cause the Board to function in the effective and independent way desired by the directors. These guidelines further require directors to accept a significant portion of their director compensation in the form of common stock. The guidelines mandate that a candidate for director must own a minimum personal investment in Company common stock as a prerequisite for Board endorsement for election to the Board by shareholders. This self governance program provides a process to review CEO, individual director and full Board performance. Finally, these guidelines require the offer of resignation by a director at the end of a term of office when the director's principle occupation has changed during the term, while imposing term limits on newly elected directors.

DIRECTOR COMPENSATION

     The philosophy of the Board is that a significant component of director compensation should be paid in the form of Common Stock. In 1996, approximately 64% of the aggregate compensation provided directors was in the form of Common Stock.

     Under the Company's 1989 Restricted Stock Plan, each non-employee director receives 300 shares of Restricted Common Stock per year of the term for which he or she is elected to the Board at an Annual Meeting of Shareholders. Dividend and voting rights attach upon receipt of the Restricted Common Stock, and the Restricted Common Stock vests at the rate of 300 shares per year, unless the Restricted Common Stock is forfeited back to the Company due to earlier termination of Board service. A director may also elect to defer this compensation until termination of Board service.

     Non-employee directors may also elect to receive discounted stock options, under the Company's 1989 Stock Option Plan, which are in lieu of and have a fair market value at time of grant equal to the elected portion of the annual retainer otherwise payable to the director.

     Each non-employee director receives an annual retainer of $14,100. A director also receives $750 for each meeting of the Board of Directors and $600 for each meeting of a committee of the Board which he or she attends as a committee member. A director who attends a meeting of a committee on which he or she does not serve receives one-half of the regular meeting fee. Committee chairmen receive an additional $500 per committee meeting. In addition, the chairman of the Executive Committee receives an additional $5,000 per year for service in this capacity.

     Under the Company's current deferred compensation arrangements for directors, a director may elect to defer, in the form of Common Stock or cash, the receipt of the annual retainer and other meeting attendance fees payable to him or her as a director, until he or she terminates Board service.

     The Company maintains a liability insurance policy with the Chubb Group of Insurance Companies covering part of the Company's statutory right and obligation to indemnify directors and officers and partially covering directors and officers in some instances in which they might not otherwise be indemnified by the Company. The current policy is for a three year term (expiring August 30, 1998) at an annual cost of approximately $139,702.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     Set forth in the table below is information as of March 1, 1997 with respect to the number of shares of Common Stock of the Company beneficially owned by each director and certain executive officers of the Company and by all directors and officers as a group. For purposes of this table, an individual is considered to "beneficially own" any shares of Common Stock (i) over which he or she exercises sole or shared voting or investment power or (ii) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 1, 1997.

                                                                                          (B)
                                                  (A)                 --------------------------------------------
                                       --------------------------             NUMBER OF SHARES, INCLUDING
                                        OPTION SHARES WHICH MAY            OPTION SHARES SHOWN IN COLUMN (A),
                                       BE ACQUIRED WITHIN 60 DAYS     BENEFICIALLY OWNED AS OF MARCH 1, 1997(a)(b)
                                       --------------------------     --------------------------------------------
Hugh K. Coble........................                 --                                    1,837
Curtis E. Daily......................             41,823                                   78,834(c)(d)
Robert E. Frazer.....................                 --                                    6,030
Ernest Green.........................              2,114                                    6,690
John S. Haddick......................             56,160                                  134,728(c)
Diane C. Harris......................                394                                    2,907
Bruce E. Hines.......................             37,803                                   78,738(c)(d)
William M. Jordan....................             65,619                                  186,741(c)(d)
Richard L. Molen.....................                 --                                    2,098
James F. Schorr......................                 --                                    7,070
George A. Shedlarski.................             34,533                                   80,736(c)(d)
Kevin E. Sheehan.....................                 --                                    3,068
Mark E. Vernon.......................             16,843                                   40,144(c)(d)
James S. Ware........................                 --                                1,044,376
R. Elton White.......................                788                                   10,125
20 Directors and Officers as a
  Group..............................            299,188                                1,808,560

---------------

(a) Unless otherwise indicated, voting power and investment power are exercised solely by the named individual or are shared by such individual and his or her immediate family members.

(b) Other than Mr. Ware, who beneficially owns about 4.4%, no director or officer beneficially owns in excess of 1% of the outstanding shares of Common Stock of the Company. All directors and officers as a group own 7.6% of the outstanding shares of Common Stock of the Company. Percentages are calculated on the basis of the number of shares outstanding at March 1, 1997 plus the number of shares subject to outstanding options held by the individual or group which are exercisable within 60 days thereafter.

(c) Includes the following shares held as of December 31, 1996 by The Duriron Company, Inc. Savings and Thrift Plan Trust for the following individuals:
    Mr. Haddick -- 1,335; Mr. Jordan -- 22,600; Mr. Hines -- 2,050; Mr.
    Shedlarski -- 4,695; Mr. Daily -- 1,881; and all directors and executive officers as a group -- 46,695. This plan's participants have the right to vote shares held for their accounts in this plan, but disposition of the shares is restricted and may be made only in accordance with the terms of the plan.

(d) Includes 28,500 shares held for the benefit of Mr. Jordan, 7,500 shares held for the benefit of Mr. Hines, Mr. Shedlarski and Mr. Daily, 15,000 shares held for the benefit of Mr. Vernon and 88,500 shares held for the benefit of all directors and executive officers as a group, which are subject to restrictions on resale and forfeiture back to the Company, but which have full dividend rights. Receipt of such shares has been deferred until termination of service.

(e) Includes 4,529 shares held as Trustee of the James S. Ware Trust, 155,660 shares held as Trustee of the T. R. Ware "Grantor Retained Annuity Trust" ("GRAT"), 155,660 shares held as Trustee of the J. A. Ware GRAT, 137,795 shares held as Trustee of the Margaret M. Ware Trust, 279,112 shares held as Custodian of the James S. Ware Agency Account, 155,600 shares held as Trustee of the J. S. Ware GRAT, 155,660 shares held as Trustee of the S. D. Ware GRAT, and 4,788 shares allocated to the individual account of James S. Ware under the Durametallic ESOP.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation provided by the Company to the Chief Executive Officer and its four other highest compensated officers in 1996.

                         SUMMARY COMPENSATION TABLE (1)

                                                                                LONG-TERM COMPENSATION
                                                                         ------------------------------------
                                                                                  AWARDS
                                        ANNUAL COMPENSATION              -------------------------   PAYOUTS
                             -----------------------------------------                               --------
                                                              (e)           (f)           (g)
                                                             OTHER       RESTRICTED    SECURITIES      (h)          (i)
                                      (c)       (d)          ANNUAL        STOCK       UNDERLYING      LTIP      ALL OTHER
            (a)               (b)    SALARY    BONUS      COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS    COMPENSATION
 NAME OF PRINCIPAL POSITION  YEAR     ($)      ($)(2)        ($)(3)        ($)(4)         (#)         ($)(5)       ($)(6)
---------------------------- -----  --------  --------    ------------   ----------   ------------   --------   ------------
William M. Jordan...........  1996   396,308   484,979(7)       0           21,000       57,000       218,635      11,630
  Chairman, President and     1995   298,615   324,873          0                0       12,000             0      11,630
  Chief Executive Officer     1994   275,000   262,078         42                0       12,000             0       4,221
Bruce E. Hines..............  1996   233,265   206,327(7)       0                0        7,000       129,808      11,237
  Senior Vice President and   1995   197,617   168,822          0                0        7,000             0      11,237
  Chief Administrative        1994   182,200   132,867          0                0        6,750             0       5,473
    Officer
George A. Shedlarski........  1996   228,810   170,513          0                0        7,000        97,478      10,042
  Group Vice President        1995   194,363   144,191          0                0        7,000             0      10,042
                              1994   179,200   115,101          0                0        6,750             0       5,274
Curtis E. Daily (8).........  1996   210,071   120,362          0                0        7,000        95,100      10,042
  Group Vice President        1995   175,047   143,710          0                0        7,000             0      10,042
                              1994   155,435   126,184          0                0        6,750             0       5,274
Mark E. Vernon..............  1996   211,708   168,531          0                0        7,000        95,100      15,399
  Group Vice President        1995   178,551   127,948          0                0        7,000             0      18,509
                              1994   163,982    86,658          0                0        6,750             0      11,395

---------------

(1) The salary, annual bonus and long term payouts may be deferred with interest by the recipient until retirement. The annual bonus and long term payouts may also be deferred in the form of Common Stock.

(2) Reflects annual bonus earned but actually paid in following calendar year.

(3) Does not include value of certain perquisites which are less than 10% of annual salary but includes certain interest credited to deferred compensation.

(4) Messrs. Jordan, Hines, Shedlarski and Daily received a special grant of 15,000 shares of restricted stock in 1991 at the then current market value of $14.80 (adjusted for a three-for-two split in 1994) per share, and Mr. Vernon received a counterpart grant in 1993 at then current (and so adjusted) market value of $15.00 per share. One-half of the restricted stock grant to Messrs. Jordan, Hines, Daily and Shedlarski vested in February, 1996 and is no longer restricted. Mr. Jordan received an additional grant of 21,000 shares in April, 1996 upon his election to the additional position as Chairman of the Board and the aggregate value of his restricted shares totals $759,500 as of December 31, 1996. At this date, the currently restricted shares have an aggregate value of $203,438 for the other aforementioned individuals except Mr. Vernon, whose value is $406,875. The aforementioned restricted shares represent the only such restricted holdings of such officers. Regular dividends are payable on all such restricted shares, which may be deferred.

(5) Based on three year performance plan ending in December of noted year but actually paid in following year. Payment to all above named officers was one-half cash and one-half shares of Common Stock of the Company at then equal fair market value except for Mr. Jordan and Mr. Hines. They elected to defer payment until retirement and to receive all of their payment in the form of common stock. Their total award was increased 2.5% as a result, with the procedure for determining the number of shares fixed under this plan.

(6) Reflects Company contributions to officer accounts in defined contribution benefit plans (which are generally available to salaried employees) in the following amounts: Jordan -- $5,400; Hines -- $5,400; Shedlarski -- $5,400; Daily -- $5,400 and Vernon -- $10,500 (Mr. Vernon participates in a Company subsidiary's profit sharing plan in which no other officers participate). Also reflects the computation, under SEC rules, of the actuarial value to these officers of the non-term portion of an executive "split dollar" life insurance program, in the following amounts: Jordan -- $6,230;
    Hines -- $5,837; Shedlarski -- $4,642; Daily -- $4,642 and Vernon -- $4,649.

(7) Mr. Jordan elected to take all his 1996 bonus, and Mr. Hines elected to take one-half of his 1996 bonus, in the form of shares of Common Stock, payable after retirement, which resulted in all of Mr. Jordan's and one-half of Mr. Hines' bonus being increased 5% in value over its cash equivalent under the applicable executive incentive plan. The procedure for determining the number of shares payable in lieu of cash is also fixed under this plan.

(8) Mr. Daily left the Company effective March 1, 1997.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of Stock Options under the Company's 1989 Stock Option Plan to its executives shown on the Summary Compensation Table. No Stock Appreciation Rights were granted in 1996 either in tandem with such Stock Options or otherwise, and no previously outstanding Stock Options were amended in 1996 to change the exercise price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
                                ---------------------------------------------------------------        VALUE AT ASSUMED ANNUAL
                                                                                                        RATES OF STOCK PRICE
                                     (b)              (c)                                              APPRECIATION FOR OPTION
                                  NUMBER OF        % OF TOTAL                                                   TERM
                                 SECURITIES         OPTIONS             (d)                           -------------------------
                                 UNDERLYING        GRANTED TO       EXERCISE OR         (e)
              (a)                  OPTIONS        EMPLOYEES IN      BASE PRICE       EXPIRATION         (f)             (g)
             NAME               GRANTED(#)(1)     FISCAL YEAR         ($/SH)            DATE           5%($)           10%($)
------------------------------- -------------     ------------      -----------      ----------       --------       ----------
William M. Jordan..............     12,000              6.2%              26.50        10/22/06        199,988          506,810
                                    45,000             23.3%              26.00         4/24/06        735,807        1,864,679
Bruce E. Hines.................      7,000              3.6%              26.50        10/22/06        116,600          295,639
George A. Shedlarski...........      7,000              3.6%              26.50        10/22/06        116,600          295,639
Curtis E. Daily................      7,000              3.6%              26.50        10/22/06        116,600          295,639
Mark E. Vernon.................      7,000              3.6%              26.50        10/22/06        116,600          295,639

---------------

(1) All Stock Options granted were for a ten year term. Of these options, the following were granted as incentive stock options: Mr. Jordan -- 6,923, all others -- 2,865 per person. The remaining options granted to each executive were nonqualified. The exercise price of all these Stock Options was equal to the fair market value on the date of grant, with pro rata vesting occurring on each grant anniversary until fully vested on the third anniversary of grant. All these Stock Options have tandem limited rights which, in general, allow the optionee to receive the value of the Stock Option in the event of a change of control of the Company.

(2) Mr. Jordan received two stock option grants during 1996. In consideration of his election by the Board to the additional position as Chairman of the Board effective April 25, 1996, he received a grant of 45,000 shares at the then current market price of $26.00 per share which expires April 24, 2006. He also received a grant in October, 1996 of 12,000 shares at the then current market price of $26.50 per share expiring October 22, 2006, at the same time that the Compensation Committee authorized its customary annual grants to the officers and selected key employees of the Company. The two grants together constituted 29.5% of the total options granted during the year. The total potential realizable value at a 5% assumed annual appreciation rate for the option term was $935,795 and was $2,371,489 at a comparable 10% rate.

OPTION/SAR EXERCISES AND HOLDINGS

     For the executives named in the Summary Compensation Table, the following table sets forth information concerning the exercise of Stock Options and/or SARs during 1996 and the unexercised Stock Options and SARs held by such executives as of the end of 1996.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                         (d)
                                                                                            (e)
                                                                      NUMBER OF
                                                                     SECURITIES           VALUE OF
                                                                     UNDERLYING         UNEXERCISED
                                                                     UNEXERCISED        IN-THE-MONEY
                                                                    OPTIONS/SAR'S      OPTIONS/SAR'S
                                      (b)                           AT FY-END(#)        AT FY-END($)
                                     SHARES             (c)         -------------     ----------------
              (a)                 ACQUIRED ON          VALUE        EXERCISABLE/        EXERCISABLE/
             NAME                EXERCISE(#)(1)     REALIZED($)     UNEXERCISABLE     UNEXERCISABLE(2)
-------------------------------  --------------     -----------     -------------     ----------------
William M. Jordan..............       8,000           112,000       50,620/71,280      606,332/127,270
Bruce E. Hines.................       1,000             9,375       37,803/15,297       441,699/44,451
George A. Shedlarski...........          --                --       34,533/14,967       392,768/40,450
Curtis E. Daily................          --                --       41,823/14,727       521,812/37,540
Mark E. Vernon.................         900             7,519       16,843/23,857      168,712/149,024

---------------

(1) Mr. Jordan paid the exercise price for certain shares through the exchange of previously owned shares of Common Stock, so that Mr. Jordan realized a net increase in share holdings of 3,863.

(2) Based upon the excess, where applicable, of the market value of $27.125 per share at December 31, 1996, of the shares covered by Stock Options held by these officers, over the applicable exercise prices of such Stock Option shares.

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning awards made for 1996 under the Company's Long-Term Incentive Plan to the executives shown on the Summary Compensation Table.

                           LONG-TERM INCENTIVE PLANS
                           AWARDS IN LAST FISCAL YEAR

                                                                                 ESTIMATED FUTURE PAYOUTS UNDER
                                                                                   NON-STOCK PRICE-BASED PLANS
                                                                                ---------------------------------
                                     (b)                      (c)
                              NUMBER OF SHARES,      PERFORMANCE OR OTHER          (d)          (e)         (f)
            (a)                UNITS OR OTHER       PERIOD UNTIL MATURATION     THRESHOLD     TARGET      MAXIMUM
            NAME                RIGHTS (#)(1)            OR PAYOUT(2)            ($)(3)         ($)         ($)
----------------------------  -----------------     -----------------------     ---------     -------     -------
William M. Jordan (4).......     18.5 Rights         February 1999 Payout         Note 3      197,516     395,032
Bruce E. Hines (4)..........     11.3 Rights         February 1999 Payout         Note 3      120,023     240,046
George A. Shedlarski(5).....      8.0 Rights         February 1999 Payout         Note 3       85,218     170,436
Curtis E. Daily (5).........      8.0 Rights         February 1999 Payout         Note 3       85,218     170,436
Mark E. Vernon (5)..........      8.0 Rights         February 1999 Payout         Note 3       85,218     170,436

---------------

(1) Each Right is a predetermined percentage of total Plan award "pool," if earned and applicable.

(2) Payout is based upon economic value added ("EVA") concept and requires, as a prerequisite, that the Company earn more than its cost of capital on the average net assets used to generate its earnings. Specified annual percentages (whether positive or negative) of annual EVA performance and annual EVA improvement or decline during each year of three year Plan cycle are used to calculate actual awards, if any.

(3) Payout at threshold requires net minimally positive cumulative EVA calculation for three year period, with each individual's share of such payout being equal to his applicable Right.

(4) Target award is 45% of salary reference rate of position held.

(5) Target award is 35% of salary reference rate of position held.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age of 65 under the Company's qualified defined benefit pension plan and under a nonqualified supplemental pension plan that provides certain additional retirement benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The table is based on each participant's components of total remuneration which are covered under the plans and his or her years of service with the Company. All executive officers listed in the Summary Compensation Table except Mr. Vernon are covered by these plans.

                             PENSION PLAN TABLE(1)

                                         YEARS OF SERVICE(2)
                    -------------------------------------------------------------
REMUNERATION(3)        15           20           25           30           35
---------------     ---------    ---------    ---------    ---------    ---------
     300,000        $  60,518    $  80,691    $ 100,864    $ 121,036    $ 141,209
     400,000           81,518      108,691      135,864      163,036      190,209
     500,000          102,518      136,691      170,864      205,036      239,209
     600,000          123,518      164,691      205,864      247,036      288,209
     700,000          144,518      192,691      240,864      289,036      337,209
     800,000          165,518      220,691      275,864      331,036      386,209
     900,000          186,518      248,691      310,864      373,036      435,209

---------------

(1) Benefits are calculated as annual straight life annuity amounts beginning at age 65 and are not reduced by any federal Social Security benefits. Optional payment forms of actuarial equivalence are also available.

(2) Current credited years of service for pension benefit calculation:
    Jordan -- 24; Shedlarski -- 24; Hines -- 25; Daily -- 27.

(3) Covered compensation for pension benefit calculation includes only base salary and annual bonus shown on the Summary Compensation Table. The benefit calculation is based upon average annual base salary and annual bonus for the three highest consecutive years during the participant's last ten years preceding retirement.

                        REPORT OF COMPENSATION COMMITTEE
                       CONCERNING EXECUTIVE COMPENSATION

OVERALL COMPENSATION POLICY AND BENCHMARK EVALUATION PROCESS

     The Compensation Committee of the Board consists of five directors, none of whom is a present or former officer or employee of the Company. The Board-adopted statement of purposes and responsibilities of the Compensation Committee states that the Committee is charged with the broad responsibility of seeing that officers and key management personnel are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. Within that framework, and in order to tie compensation directly to performance, the Committee has adopted an "incentive-leveraged" compensation policy which offers the Company's officers the opportunity to supplement their base salaries with substantial cash and stock-based incentives, all as more fully described below. The Committee believes that this incentive leveraged policy was a contributing factor in motivating executive management to lead the Company to record annual sales, net earnings and incoming business in 1996.

     The Committee has established, for all officer personnel, including the Chief Executive Officer, a compensation policy which would place the officers' total annual cash compensation at the sixty-fifth percentile of companies of comparable size, if the Company attains its target financial goals under its incentive plans described hereafter. The Committee established this sixty-fifth percentile benchmark based upon data received by the Committee from Hay Associates and Hewitt Associates. The Hay database included a broad cross section of companies in order to allow the Committee to consider overall executive compensation trends.

INCENTIVE PLANS -- DESIGN AND STRATEGY

     Annual and Long-Term Incentive Plans allow opportunities, through effective performance against goals, for significant additional cash and stock compensation for the Chief Executive Officer and other officers. Performance goals, which must be met in order to earn payment of incentive compensation target awards, are set to reward superior performance. Incentive awards are payable only if the Company achieves or exceeds predetermined results against quantitative financial performance measures designed to benefit shareholders, such as return on shareholders' equity, economic value added ("EVA") and/or return on net assets ("RONA"). During 1996, for the Company's Chief Executive Officer, annual and long-term incentives were set, when combined, to be 110% of his individual salary range reference rate if all goals were met. In comparison, the total combined annual and long-term incentives were set within a band of 85% to 100% of salary range reference rate for other officers listed in the Summary Compensation Table on page 7.

     The specific performance goals under these incentive plans are established by the Compensation Committee. In the case of the Annual Plan, the goals for a year are set at or before the beginning of the year. For the Long-Term Plan, the goals for a "performance cycle" (customarily three years) are set at or before the beginning of the cycle.

     Return on net assets (RONA) goals were selected by the Committee as the predominant measure of performance for the year 1996 under the Annual Plan (as applicable to executive officers). For 1997, the Committee added a diversity improvement goal to the 1997 Annual Plan, although the 1997 RONA goal remains the most highly weighted and the target award (expressed as a percentage of salary reference rate) remains unchanged.

     A RONA goal was also set for the 1994-96 cycle of the Long-Term Plan. This goal is calculated through indexation (within a predetermined range) to a fixed premium over an independently calculated and published rate of growth in capital spending over this three year period in the primary industries which the Company's principal products serve. This same RONA based approach was used by the Committee in establishing the Long-Term Plan cycle covering the 1995-97 period. In contrast to this RONA based Long-Term Plan design, the Committee adopted an EVA based Long-Term Plan for the 1996-98 and 1997-99 periods. Under this EVA approach, awards are earned by participants only when the Company earns more than its cost of capital (i.e., weighted equity and debt capitalization) over the applicable measurement periods. Target Awards (expressed as a percentage of salary reference rate) for the Chief Executive Officer and the other officers noted in the Summary Compensation Table are the same under both Long-Term Plan designs.

INCENTIVE PLANS -- 1996 RESULTS

     Consistent with the Company's record net earnings in 1996, Mr. Jordan and the other officers received above target awards under the 1996 Annual Plan. Mr. Jordan's award was equivalent to 122.4% of his 1996 salary, while the counterpart range of awards for the other officers noted in the Summary Compensation Table extended from 57.3% to 88.5%. Pursuant to an Annual Plan provision adopted by the Committee to incent officers to invest their Annual Plan awards in Common Stock, Mr. Jordan received a 5% increase in his award by electing a common stock award. One other noted officer made a similar election covering a portion of his award.

     Under the 1994-96 Long-Term Plan, Mr. Jordan received an above target award equal to 55.1% of his 1996 base salary, while the other noted officers received counterpart awards of 42.6% to 55.6%. These awards were based in large part upon the Company's attainment of record annual net earnings in both 1995 and 1996. One-half of this award was made in the form of common stock to all noted officers. In addition, Mr. Jordan, Mr. Hines and Mr. Shedlarski elected to receive the remainder also in the form of common stock, with this portion being increased by 5% to incent such elections.

STOCK-BASED COMPENSATION

     Stock-based forms of incentive compensation utilized by the Company include stock options and restricted stock awards.

     With regard to stock options, the Committee has adopted a stock option plan administration policy where options are granted annually to officers and selected other key employees. The number of options granted in 1996 to Mr. Jordan and the other officers was based, in general, upon their job performance, their respective salary range reference rates, the market price of a share of Common Stock at date of grant and their past receipt of stock option grants. The Committee believes that these grants help link the objectives of management and shareholders. The Committee thus intends to continue the annual grants. The Committee authorized the 1997 Stock Option Plan, subject to shareholder approval, as discussed on page 18, for that purpose.

     In addition, Mr. Jordan received a special stock option grant of 45,000 shares (of the total of 57,000 that he received in 1996) and a special restricted stock grant of 21,000 shares in recognition of his election to the additional position of Chairman of the Board in April, 1996. Both grants annually vest on a prorated basis over three years.

     The Committee, as part of its review of stock-based compensation, adopted personal stock ownership guidelines for all the aforementioned officers. These guidelines require unrestricted personal stock ownership equal to four times salary for the CEO and two times salary for the other noted officers. The Committee now intends to give these guidelines substantive impact by increasing the annual stock option grant, to an executive in compliance, by 20% over what the officer will receive when not in compliance. These management guidelines correspond to the Board's own stock ownership guidelines requiring both minimum director shareholdings to stand for shareholder election and a significant portion of director compensation to be in the form of Common Stock.

     The Committee has adopted an Equity Incentive Plan, the purposes of which include requiring the CEO and other noted officers to make a personal cash investment in Common Stock (unless waived by the Committee) and providing participants with substantial incentives to increase share value. Participants in the Plan include all individuals noted in the Summary Compensation Table. Features of the Plan include a one-time grant of both 15,000 shares of Restricted Stock and of a Stock Option covering 15,000 shares to each participant. The Plan also requires participants, in order to receive full Plan benefits, not to sell any of their Common Stock acquired from any source during the ten year term following their grant without Committee consent. Plan participants may only exercise Stock Options granted under the Plan to the extent that they have otherwise acquired Common Stock during this term. All of this Restricted Stock is forfeited if the participant's employment with the Company terminates (except for specified reasons) prior to the fifth anniversary of his or her grant. One-half of the Restricted Stock award is forfeited if the participant's employment terminates prior to the tenth anniversary of his or her grant. Plan participants are also required to accept at least one-half of any applicable Long-Term Plan awards in the form of Common Stock. Mr. Jordan received his Equity Incentive Plan grant in 1991 as did the other noted officers, except for Mr. Vernon who received his grant in 1993.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee has not formally adopted a policy with regard to qualifying executive compensation plans for tax deductibility under Internal Revenue Code
Section 162(m), which generally limits the corporate tax deduction for compensation paid to certain executive officers named in the Proxy Statement to $1 million per year. Nondeferred executive compensation is below the level at which this tax limitation would apply.

                                            K. E. Sheehan, Chairman
                                            R. E. Frazer
                                            E. Green
                                            R. L. Molen
                                            J. F. Schorr

                                 COMPANY STOCK
                               PERFORMANCE GRAPH

     The following chart compares the cumulative total return, assuming monthly reinvestment of dividends, of the Company's Common Stock for the five year period beginning December 31, 1991 against (i) the Standard & Poor's Machinery-Diversified Index (which is comprised of companies also in the heavy duty capital equipment industry) and (ii) the Standard & Poor's 500 Index (which is a broad equity market index).

                          TOTAL RETURN TO SHAREHOLDERS
                              REINVESTED DIVIDENDS

        MEASUREMENT PERIOD                                                    S&P MACHINERY-
      (FISCAL YEAR COVERED)             THE COMPANY           S&P 500           DIVERSIFIED
1991                                            100.00              100.00              100.00
1992                                            109.06              107.62              102.04
1993                                            106.14              118.46              151.09
1994                                            123.26              120.03              147.07
1995                                            165.61              165.13              181.50
1996                                            195.86              203.05              226.22

EMPLOYMENT AGREEMENTS

     The Company is a party to contracts with Messrs. Jordan, Hines, Daily, Shedlarski and Vernon and certain other officers and key employees of the Company providing for, among other things, the payment of severance benefits in the event that the individual's employment with the Company is terminated under specified circumstances within two years after a change in control of the Company. The severance benefits under the contracts with the named individuals include, among other things, payment of the following: (i) three times the sum of the individual's base annual salary and the average amount awarded to the individual under any incentive compensation plan or arrangement for the two preceding years; (ii) the value of any outstanding Stock Options held by the individual under any Stock Option plan of the Company, determined in accordance with a formula set forth in the contract; (iii) a supplemental pension payment equivalent to the additional benefit which would be earned for two additional years of service; (iv) all legal fees and expenses incurred by the individual as a result of his termination of employment; and (v) full reimbursement (on a "grossed-up basis") of certain excise tax liabilities arising from the benefit payments and any such reimbursement, if applicable. The term of each such contract continues until December 31, 2001, subject to extension beyond that date by agreement of the parties.

     The Company has also entered into a supplemental pension agreement with Mr. Jordan under which Mr. Jordan is entitled to a nonqualified pension supplement upon retirement. The supplement is computed by calculating the amount necessary for Mr. Jordan to receive the same total pension benefit at attainment of age 60 that he would receive under the Company's existing qualified and nonqualified pension plans at age 65.

     In connection with the Company's acquisition of Durametallic in 1995, the Company assumed liability for the following agreements already consummated between Mr. Ware and Durametallic: (i) a "Consulting Agreement" dated April 12, 1991 (the "Consulting Agreement"); (ii) a "Senior Executive Death Benefit Agreement," also dated April 12, 1991 (the "Death Benefit Agreement") and (iii) an "Executive Severance Agreement," dated January 6, 1994 (the "Severance Agreement"). Under the Consulting Agreement, Mr. Ware agreed to provide consulting services to Durametallic for ten years following his retirement (which occurred on April 12, 1996) in return for compensation of $110,000 per year. Under the Death Benefit Agreement, Durametallic is obligated to pay Mr. Ware's designated beneficiary or estate $100,000 per year if he dies while employed by Durametallic or while acting as a consultant for Durametallic for a period ending on the tenth anniversary of his retirement as an employee. Mr. Ware became entitled to receive approximately $985,000 in 1996 from Durametallic under the Severance Agreement, since the Company's acquisition of Durametallic triggered Mr. Ware's payment rights under the Severance Agreement upon his retirement. The Company separately entered into another personal services agreement ("Services Agreement") with Mr. Ware in 1995. Under the Services Agreement, the Company agreed to provide Mr. Ware with an executive "split dollar" life insurance policy in the amount of $5,000,000 in return for Mr. Ware providing certain additional executive services directly to the CEO of the Company in connection with the management of Durametallic after the acquisition. He also agreed under the Services Agreement to remain as Chairman of Durametallic for up to three years after his retirement as CEO of Durametallic, at the Company's election, as additional consideration for this life insurance benefit.

     Prior to his retirement as Chairman in April, 1996, the Company reimbursed Mr. Haddick for certain office expenses.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth in the following table is information about the only party known by the Company to be a beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock. This information is based upon filings made with the Securities and Exchange Commission and the Company by such party.

                                                                         NUMBER OF
                                                                           SHARES
                                                                        BENEFICIALLY      PERCENTAGE
                           NAME AND ADDRESS                                OWNED         OF THE CLASS
----------------------------------------------------------------------  ------------     ------------
FMR Corp. (a)
  82 Devonshire Street
  Boston, Massachusetts 02109.........................................   3,123,050           13.3%

---------------

(a) FMR Corp. ("Fidelity") has represented that such shares were acquired by itself and its affiliated entities in the ordinary course of its investment business and were not acquired for the purpose of and do not have the effect of changing or influencing control of the Company. Fidelity has further represented that Fidelity has sole voting power over 744,300 shares and sole depositive power over 3,123,050 shares.

                  CHANGE OF NAME TO "DURCO INTERNATIONAL INC."

     The Board recommends that shareholders approve the change of the Company's name to "Durco International Inc."

     The Board believes that "Durco International Inc." better characterizes the business operations of the Company than its current name. The Company has successfully used the trade name "Durco" for many years in marketing its centrifugal pump and quarter turn valve lines. Many of the Company's customers already informally refer to the Company as "Durco" as a result. The proposed name change would thus better link the Company to its widely respected product lines in the view of many customers. This change would also cause shareholders, the investment community and these customers to more consistently use the same name in referring to the Company.

     The current name, "Duriron," arose from the Company's origin in 1912 as a foundry, with the Company's first product being a "durable iron." The Company has changed significantly over the years. External foundry sales are now a very small percentage of total Company sales.

     The Board also has noted that the name "Duriron" is difficult to pronounce for many non-English speaking customers. This has become an increasing concern as the Company's international sales have grown to about 40% of its consolidated revenues. The Board also believes that "Durco International" better reflects this very significant contribution of international operations to the Company. In fact, many of the Company's foreign subsidiaries already use the "Durco" trade name in their own corporate names.

     The change of the Company's name to "Durco International Inc." requires an amendment to the Company's Certificate of Incorporation. This amendment must be approved by a majority vote of the shareholders entitled to vote at the Annual Meeting. Because of the affirmative vote requirement, abstentions and broker non-votes have the same effect as a vote against the amendment.

     THE BOARD URGES SHAREHOLDERS TO VOTE IN FAVOR OF THE CHANGE OF THE COMPANY'S NAME TO "DURCO INTERNATIONAL INC."

                       APPROVAL OF 1997 STOCK OPTION PLAN

     The Board recommends that shareholders approve the 1997 Stock Option Plan (the "Plan"). The Board believes that the stock-based compensation available through the Plan will permit the Board to help link the interests of management and the shareholders in increasing the market value of the Common Stock.

     Under the Plan, 1.5 million shares of Common Stock, $1.25 par value, are reserved for issuance during the ten year term of the Plan. This reservation equals about 6.4% of the currently outstanding Common Stock.

     The Board has not approved nor sought shareholder approval of a similar stock option plan since 1989. There are currently insufficient remaining ungranted options under the Company's 1989 Stock Option Plan to allow the continuance of the Company's current annual option granting practices.

     The Plan permits the Compensation Committee (the "Committee") of the Board to authorize the granting of stock options to officers, directors and key employees of the Company. The Committee has discretion under the Plan to designate the recipients, terms, quantity and timing of any stock options granted under the Plan. The Committee can grant either incentive stock options or nonqualified stock options, in its discretion. No option may be granted under the Plan at an option price per share which, when combined with the value of any consideration provided by the grantee, is less than 50% of the market value of the underlying shares on the date of grant. In the case of incentive stock options, the option price per share must not be less than market value on the date of grant. Unless otherwise specifically determined by the Committee, (i) no option may be exercised more than ten years after the date of grant, and (ii) no option my be exercised within the first year after the date of grant. The granted stock options may contain stock appreciation rights or limited rights (which accelerate vesting in the event of a change of control of the Company). Option recipients may pay the option exercise price in either cash or through delivery of shares with a then current market value equal to the option price.

     The persons eligible to participate in the Plan are the directors, officers and key employees of the Company. As of March 1, 1997, there were ten non-employee directors and ten officers of the Company. Approximately one hundred key employees are considered eligible for the Plan, although the Committee has traditionally authorized grants to a fewer number. The Committee intends to restrict participation in the Plan to those individuals who have the ability to significantly contribute to the future results of the Company.

     Under current federal tax law, the option recipient recognizes no taxable income and the Company no tax deduction upon the granting of a stock option under the Plan.

     The subsequent federal income tax consequences for the Company and the option recipient differ whether the granted option is an incentive stock option ("ISO") or a nonqualified stock option ("NSO"). If the option is an ISO, the recipient realizes no taxable income upon exercise of the stock option (although the transaction may trigger certain alternative minimum tax liability for the recipient). The Company correspondingly realizes no tax deduction. If the recipient resells the underlying shares within one year after exercise, he or she incurs ordinary income tax liability on the difference between the exercise price and the resale price. The Company simultaneously is entitled to a tax deduction in the same amount. If the resale occurs more than one year later, the recipient receives capital gains tax treatment on this difference. The Company receives no tax benefit from this later resale.

     If the option is granted as an NSO, the recipient at option exercise incurs ordinary income tax liability on the difference between market value of the underlying shares at exercise and the option price. The recipient then receives a new tax basis in the underlying shares equal to this exercise price. The Company receives a corresponding tax deduction in an amount equal to the taxable income incurred by the recipient at exercise. Option recipients may elect to defer until, employment termination, the receipt of income and the delivery of the underlying shares upon exercise of an NSO through compliance with applicable Plan procedures. The Company's corresponding tax deduction is then identically delayed.

     The foregoing is a summary only, and the actual tax consequences of the granting and exercise of stock options are more complex than the summary stated above.

     The number of options to be received by any recipient under the Plan is not now determinable, but no person may be granted options covering more than 300,000 shares during the life of the Plan. For information about the Company's granting of options during 1996, please see page 8 of this Proxy Statement.

     For further information about the terms and conditions of the Plan, please review the copy of the Plan's text which is attached to this Proxy Statement as Exhibit A.

     Approval of the Plan requires an affirmative vote of the holders of a majority of the Common Stock entitled to vote at the Annual Meeting. Because of the affirmative vote requirement, abstentions and broker non-votes have the same effect as a vote against the Plan.

     THE BOARD URGES SHAREHOLDERS TO VOTE "FOR" THE APPROVAL OF THE 1997 STOCK OPTION PLAN.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     At the recommendation of the Audit/Finance Committee, the Board has appointed Ernst & Young LLP as independent auditors for the Company for the year 1997, subject to approval by the shareholders. Unless otherwise directed by the giver of the Proxy, it is intended that the persons acting under the accompanying Proxy vote the shares represented thereby in favor of approval of such appointment.

     Ernst & Young LLP has performed an audit of the Company's financial statements annually since 1956. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

     Under New York law, this approval of the appointment of Ernst & Young LLP requires a majority of votes cast on the proposal at the Annual Meeting.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 1997.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other matters of business which may be brought before the Annual Meeting. However, it is intended that, as to any such other matters or business, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting such Proxy.

                            SHAREHOLDERS' PROPOSALS

     A proposal by a shareholder intended for inclusion in the Company's Proxy Statement and form of Proxy for the 1998 Annual Meeting of Shareholders must be received by the Company at 3100 Research Boulevard, Dayton, Ohio 45420,
Attention: Secretary, on or before November 13, 1997 in order to be eligible for such inclusion. The 1998 Annual Meeting of Shareholders is tentatively scheduled to be held on April 23, 1998, with such date being subject to change.

                            SOLICITATION OF PROXIES

     The cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of Proxy will be borne by the Company. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward Proxy materials to their principals and to obtain authorization for the execution of Proxies. Directors, officers and regular employees of the Company may solicit Proxies personally from some shareholders if Proxies are not received promptly. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses in handling Proxy materials.

                                            THE DURIRON COMPANY, INC.

                                            By RONALD F. SHUFF
                                             Secretary

                                                                       EXHIBIT A

                           THE DURIRON COMPANY, INC.

                             1997 STOCK OPTION PLAN

SECTION 1.  PURPOSES.

     The purposes of this 1997 Stock Option Plan (the "Plan") are (i) to provide incentives to directors, officers and other key employees of the Company upon whose judgment, initiative and efforts the long-term growth and success of the Company is largely dependent; (ii) to assist the Company in attracting and retaining directors and key employees of proven ability; and (iii) to increase the identity of interests of such directors and key employees with those of the Company's shareholders.

SECTION 2.  DEFINITIONS.

     For purposes of the Plan:

          (a) "Acquisition Transaction" means a transaction of the type described in Section 8(b)(ii).

          (b) "Affiliate" means a person controlling, controlled by or under common control with the Company.

          (c) "Board of Directors" means the board of directors of the Company.

          (d) "Change in Composition of the Board" means an event of the type described in Section 8(b)(iv).

          (e) "Change in Control" means a transaction of the type described in
     Section 8(b)(iii).

          (f) "Committee" means the Compensation Committee of the Board of Directors.

          (g) "Code" means the Internal Revenue Code of 1986, as amended.

          (h) "Company" means The Duriron Company, Inc., a New York corporation, and its successors in interest.

          (i) "Current Market Value" means the mean of the representative closing bid and asked quotations in the over-the-counter market on the date the value of a Share is to be determined, as reported by the National Association of Securities Dealers, Inc. through NASDAQ or, if no quotations are reported for such date, the next preceding date for which quotations are reported; or in the event the Shares are listed on any exchange or on the NASDAQ National Market System, the last sale price on such exchange or in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. through NASDAQ on the date the value of a Share is to be determined or, if there are no sales on such date, the next preceding date for which a sale is reported.

          (j) "Designation of Beneficiary" means the written designation by the Holder of the person or entity to receive the Holder's options and any related Stock Appreciation Rights and Limited Rights upon the Holder's death, which designation shall be on such form as prescribed by the Committee and filed with the Chief Financial Officer or Treasurer of the Company (or such other person as the Committee may designate).

          (k) "Director Option" means the type of stock option described in
     Section 9.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (m) "Fair Market Value" means the average of the means of the representative closing bid and asked quotations in the over-the-counter market during the period beginning twenty-one days prior to and ending on the date the value of a Share is to be determined, as reported by the National Association of Securities Dealers, Inc. through NASDAQ or, in the event the Shares are listed on any exchange or on the NASDAQ National Market System, the average of the last sale prices of the Shares on such exchange or in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. through NASDAQ during such period.

          (n) "Family Members" means children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brother and -sisters), nephews, nieces and in-laws.

          (o) "Grantee" means the person who received the option and any related Stock Appreciation Right and/or Limited Right from the Company.

          (p) "Holder" means the person(s) or entity who owns the option and any related Stock Appreciation Right and/or Limited Right, whether the Grantee, Transferee, heir or other beneficiary.

          (q) "Incentive Stock Option" means an option granted under the Plan which qualifies as an incentive stock option under Section 422 of the Code.

          (r) "Limited Right" means a right granted under Section 8(a) of the Plan.

          (s) "Nonqualified Option" means an option granted and described under the Plan which does not qualify as an Incentive Stock Option under Section 422 of the Code and which is not a Director Option.

          (t) "Qualified Domestic Relations Order" means a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

          (u) "Share" or "Shares" means the shares of Common Stock, $1.25 par value, of the Company.

          (v) "Stock Appreciation Right" means a right granted and described under Section 8(d) of the Plan.

          (w) "Subsidiary" means any entity 50% or more of the voting control of which is owned, directly or indirectly, by the Company.

          (x) "Tender Offer" means a tender offer or a request or invitation for tenders or an exchange offer subject to regulation under Section 14(d) of the Exchange Act, and the rules and regulations thereunder, as the same may be amended, modified or superseded from time to time.

          (y) "Transferee" means the person who received the option and any related Stock Appreciation Right and/or Limited Right from the Grantee during the Grantee's lifetime in accordance with this Plan.

SECTION 3.  SHARES SUBJECT TO THE PLAN.

          (a) Subject to adjustment as provided in Section 11, the maximum number of Shares that may be issued and/or delivered under the Plan upon the exercise of options is 1,500,000. Such Shares may be either authorized and unissued or treasury Shares, if any. Any Shares subject to an option, which for any reason has (i) terminated, (ii) expired or (iii) has been canceled prior to being fully exercised or being canceled through payment of either a Limited Right or Stock Appreciation Right, may again be subject to option under the Plan.

          (b) Subject to adjustment as provided in Section 11, the maximum number of Limited Rights or Stock Appreciation Rights which may be exercised under the Plan is 1,500,000. In any case, any Limited Rights or Stock Appreciation Rights granted under the Plan which for any reason (i) terminate, (ii) expire or (iii) are canceled prior to being fully exercised may again be granted under the Plan, provided that the option to which Limited Rights or Stock Appreciation Rights relate has not been exercised.

          (c) The maximum number of Shares subject to options that may be granted to any employee during the term of the Plan shall be 300,000 Shares. The maximum number of Stock Appreciation Rights that may be granted to any employee during the term of the Plan shall be 300,000. The maximum number of Limited Rights that may be granted to any employee during the term of the Plan shall be 300,000. Each of the foregoing amounts shall be subject to adjustment as provided in Section 11.

          (d) Subject to adjustment as provided in Section 11, the aggregate maximum number of Limited Rights, Stock Appreciation Rights and options exercised hereunder shall not exceed 1,500,000.

SECTION 4.  ADMINISTRATION.

     The Plan shall be administered by the Committee which shall be comprised in a manner that satisfies all applicable legal requirements, including satisfying the Non-Employee Director standard set forth in Rule 16b-3 promulgated under the Exchange Act, if applicable. In addition, as applicable, the Committee will be constituted in a manner consistent with the "outside director" standard set forth in the regulations under Section 162(m) of the Code.

     The Committee shall have and exercise all the power and authority granted to it under the Plan. Subject to Section 9 and other applicable provisions of the Plan, the Committee shall in its sole discretion determine the persons to whom, and the times at which, Incentive Stock Options, Nonqualified Options, Director Options, Stock Appreciation Rights and Limited Rights shall be granted; the number of Shares to be subject to each option; the option price per Share; and the term of each option. In making such determinations, the Committee may take into consideration each employee's present and/or potential contribution to the success of the Company and its Subsidiaries and any other factors which the Committee may deem relevant and proper. Subject to the provisions of the Plan, the Committee shall also interpret the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; correct defects, supply omissions and reconcile any inconsistencies in the Plan; and make all other determinations necessary or advisable for the administration of the Plan. Such determinations of the Committee shall be conclusive. A majority of the Committee shall constitute a quorum for meetings of the Committee, and the act of a majority of the Committee at a meeting, or an act reduced to or approved in writing by all members of the Committee, shall be the act of the Committee.

SECTION 5.  ELIGIBILITY.

     From time to time during the term of the Plan, the Committee may grant one or more Incentive Stock Options and/or Nonqualified Options to any person who is then an officer or other key employee or director of the Company or a Subsidiary. Any grant of an option, Stock Appreciation Right or Limited Right made to a director shall not be effective until it is ratified by the Board of Directors.

SECTION 6.  TERMS AND CONDITIONS OF OPTIONS.

          (a) Written Agreement. The terms of each option granted under the Plan shall be set forth in a written agreement, the form of which shall be approved by the Committee.

          (b) Terms and Conditions of General Application. The following terms and provisions shall apply to all options (other than Director Options to which the provisions of Section 9 shall be applicable) granted under the Plan.

             (1) No option may be granted under the Plan at an option price per Share which, when combined with the value of any consideration provided by the Grantee of the option, is less than 50% of the Current Market Value of the underlying Shares on the date of grant.

             (2) Unless otherwise specifically determined by the Committee, no option may be exercised more than ten years after the date of grant.

             (3) Except as otherwise provided in the Plan, no option shall be exercisable within one year after the date of grant. At the time an option is granted, the Committee may provide that after such one year period, the option may be exercised with respect to all Shares thereto, or may be exercised with respect to only a specified number of Shares over a specified period or periods.

             (4) Except as otherwise provided in the Plan, an option may be exercised only if the Grantee thereof has been continuously employed by the Company or a Subsidiary since the date of grant. Whether authorized leave of absence or absence for military or governmental service shall constitute a termination of employment shall be determined by the Committee, after consideration of the provisions of Section 1.421-7(h) of the regulations issued under the Code, if appropriate.

             (5) At the time an option is granted, or at such other time as the Committee may determine, the Committee may provide that, if the Grantee of the option ceases to be employed by the Company or a Subsidiary for any reason (including retirement or disability) other than death, the option will continue to be exercisable by the Holder for such additional period (not to exceed the remaining term of such option) after such termination of employment as the Committee may provide.

             (6) At the time an option is granted, the Committee may provide that, if the Grantee of the option dies while employed by the Company or a Subsidiary or while entitled to the benefits of any additional exercise period established by the Committee with respect to such option in accordance with Section 6(b)(5), then the option will continue to be exercisable by the person or persons (including the Holder's estate) to whom the Holder's rights with respect to such option shall have passed by Designation of Beneficiary, or if none, by will or by the laws of descent and distribution for such additional period after death (not to exceed the remaining term of such option) as the Committee may provide.

             (7) At the time an option is granted, the Committee may provide for any restrictions or limitations on the transferability of the Shares issuable upon the exercise of such options as it may deem appropriate.

          (c) Additional Provisions Applicable to Incentive Stock Options. The following additional terms and provisions shall apply to Incentive Stock Options granted under the Plan, notwithstanding any provision of Section 6(b) to the contrary:

             (1) No Incentive Stock Option may be granted at an option price per Share which is less than the Current Market Value of the Share on the date of grant.

             (2) No Incentive Stock Option shall be granted to an officer or other employee who possesses directly or indirectly (within the meaning of Section 424(d) of the Code) at the time of grant more than 10% of the voting power of all classes of Shares of the Company or of any parent corporation or any Subsidiary of the Company unless (i) the option price is at least 110% of the Current Market Value of the Shares subject to the option on the date the option is granted and (ii) the option is not exercisable after the expiration of five years from the date of grant.

             (3) The aggregate Current Market Value (determined as of the time an Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual in any calendar year (under the Plan and all other plans of the Company and any Subsidiary) shall not exceed $100,000, or such other maximum amount permitted by the Code.

          (d) Waiver of Terms. The Committee may waive or modify at any time, either before or after the granting of an option, any condition or restriction with respect to the exercise of such option imposed by or pursuant to this Section 6 (or Section 9 in the case of Director Options) in such circumstances as the Committee may, in its discretion, deem appropriate (including, without limitation, in the event the Grantee retires with the approval of the Company, or in the event of a proposed Acquisition Transaction, a Change in Control, Tender Offer for Shares, or other similar transaction involving the Company).

          (e) Acceleration Upon Certain Events. In the event of (i) a Tender Offer (other than an offer by the Company) for Shares, if the offeror acquires Shares pursuant thereto, (ii) an Acquisition Transaction, (iii) a Change in Control or (iv) a Change in Composition of the Board, all outstanding options granted hereunder shall become exercisable in full (whether or not otherwise exercisable), effective on the date of the first purchase of Shares (or acceptance of Shares for purchase) pursuant to the Tender Offer, or the date of shareholder approval of the Acquisition Transaction, or the date of filing of the Schedule 13D reflecting the Change in Control (or, if not made, the date upon which such filing becomes delinquent), or the date of the Change in Composition of the Board, as the case may be (the occurrence of any such event is hereinafter referred to as an "Acceleration").

SECTION 7.  EXERCISE OF OPTIONS.

          (a) Notice of Exercise. The Holder of an option granted under the Plan may exercise all or part of such option by giving written notice of exercise and making payment of the option price as provided in Section 7(b); provided, however, that an option may not be exercised for a fraction of a Share. No Holder of an option nor such Holder's legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any Shares covered by such option unless and until certificates for such Shares are issued in accordance with the Plan.

          (b) Payment of Option Price. The option price for Shares with respect to which an option is exercised shall be paid in full at the time such notice is given. An option shall be deemed exercised on the date the Company's Chief Financial Officer or its Treasurer (or such other person as the Committee may designate) receives written notice of exercise, together with full payment for the Shares purchased. The option price shall be paid to the Company either in cash or in Shares having a Current Market Value equal to the option price (or a combination of cash and Shares such that the sum of the Current Market Value of the Shares plus the cash equals the option price). Payment of the option price in Shares can be made by the delivery of Shares already-owned by the Holder or by the retention of Shares by the Company from Shares that would otherwise be issued to the Holder upon the exercise of the option.

          (c) Payment in Cancellation of Option. The Committee shall have the authority in its sole discretion to authorize the payment to the Holder of an option granted under the Plan (with consent of such Holder or, in the event of an Acceleration of options, without such consent), in exchange for the cancellation of all or a part of such Holder's option, of cash equal to the excess of the aggregate Fair Market Value on the date of such cancellation of the Shares with respect to which the option is being canceled over the aggregate option price of such Shares; provided, however, that if an Acceleration of options granted hereunder has occurred, for purposes of this subparagraph, "Fair Market Value" on the date of such cancellation shall be calculated in the same manner as the "exercise value" of a Limited Right would be calculated under Section 8(c) with respect to such date (whether or not any Limited Rights are actually outstanding). Notwithstanding the foregoing, in the case of a Director Option, such payment in exchange for cancellation of the option shall be made only in the event of an Acceleration of Options.

          (d) Special Payment Provisions for Nonqualified Options; Withholding Taxes. Upon the exercise of a Nonqualified Option, the Company, at the discretion of the Committee, may pay the exercising party a cash lump sum which is equivalent to the net tax savings to the Company, as determined by the Committee, arising from the tax deduction available to the Company through such exercise, where applicable, under the Code. Additionally, the Grantee of a Nonqualified Option may elect to have the Company retain from the Shares to be issued upon his exercise of such option Shares having a Current Market Value on the date of exercise equal to all or any part of the federal, state and local withholding tax payments (whether mandatory or permissive) to be made by the Grantee with respect to the exercise of the option (up to a maximum amount determined by the Grantee's top marginal tax rate) in lieu of making such payments in cash.

          (e) Attestation Procedure. If a Holder desires to pay the option price upon the exercise of an option with already-owned Shares, the Holder may either physically deliver already-owned Shares or may follow the attestation procedure set forth in this Section 7(e) (the "Attestation Procedure") to be deemed to have delivered such already-owned Shares. To follow the Attestation Procedure, the Holder shall submit to the Company's Chief Financial Officer or its Treasurer (or such other person as is designated by the Committee) a signed statement at the time of exercise of an option that (i) sets forth the number of Shares already-owned by the Holder that are to be used in payment of the option price (the "Payment Shares"), (ii) confirms that the Holder is the owner of the Payment Shares, and (iii) if the Payment Shares are registered in the Holder's name, sets forth the certificate number(s) of the

     Payment Shares. The Payment Shares shall be treated as having been delivered to the Company by the Holder on the date of exercise, and the Company shall issue to the Holder a certificate for the number of Shares subject to the option exercise less the number of Payment Shares. The Committee shall have the authority to amend the foregoing Attestation Procedure from time to time.

SECTION 8.  LIMITED RIGHTS AND STOCK APPRECIATION RIGHTS.

          (a) Grant of Limited Rights. The Committee may grant Limited Rights with respect to any option granted under the Plan either at the time the option is granted or at any time thereafter prior to the exercise, cancellation, termination or expiration of such option. The number of Limited Rights covered by any such grant shall not exceed, but may be less than, the number of Shares covered by the related option. The term of any Limited Right shall be the same as the term of the option to which it relates. The right of a Holder to exercise a Limited Right shall be canceled if and to the extent a related option is exercised or canceled, and the right of a Holder to exercise an option shall be canceled if and to the extent a related Limited Right is exercised.

          (b) Events Permitting Exercise of Limited Rights. A Limited Right shall be exercisable only if and to the extent that the related option is exercisable; provided, however, that notwithstanding the foregoing, a Limited Right issued in connection with an ISO shall not be exercisable unless the Current Market Value of a Share on the date of exercise exceeds the exercise price of a Share subject to the related option. A Limited Right which is otherwise exercisable may be exercised only during the following periods:

             (i) during a period of 30 days following the date of expiration of a Tender Offer (other than an offer by the Company) for Shares, if the offeror acquires Shares pursuant to such Tender Offer;

             (ii) during a period of 30 days following the date of approval by the shareholders of the Company of a definitive agreement: (x) for the merger or consolidation of the Company into or with another corporation not controlled by the Company immediately prior to such merger or consolidation, if the Company will not be the surviving corporation or will become a subsidiary of such other corporation or (y) for the sale of all or substantially all of the assets of the Company (each of the foregoing transactions is hereinafter referred to as an "Acquisition Transaction");

             (iii) during a period of 30 days following the date upon which the Company is provided a copy of a Schedule 13D (filed pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) indicating that any "person" or "group" (as such terms are defined in Section 13(d)(3) of such act) has become the holder of 20% or more of the outstanding voting Shares of the Company (the foregoing transaction hereinafter referred to as a "Change of Control"); and

             (iv) during a period of 30 days following a change in the composition of the Board of Directors such that individuals who were members of the Board of Directors on the date two years prior to such change (or who were elected, or were nominated for election by the Company's shareholders, with the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board of Directors (such a change in composition is hereinafter referred to as a "Change in Composition of the Board").

          (c) Exercise of Limited Rights. Upon exercise of a Limited Right, the Holder thereof shall receive from the Company a cash payment equal to the excess of: (x) the aggregate "exercise value" on the date of exercise (determined as provided below) of that number of Shares as is equal to the number of Limited Rights being exercised over (y) the aggregate exercise price under the related option of that number of Shares as is equal to the number of Limited Rights being exercised. A Holder shall exercise a Limited Right by giving written notice of such exercise to the Company's Chief Financial Officer or its Treasurer (or such other person as the Committee may designate). A Limited Right shall be deemed exercised on the date any such officer (or other person) receives such written notice.

     The "exercise value" of a Limited Right on the date of exercise shall be:

             (i) in the case of an exercise during a period described in Section 8(b)(i), the highest price per Share paid pursuant to any Tender Offer which is in effect any time during the 60-day period prior to the date on which the Limited Right is exercised;

             (ii) in the case of an exercise during a period described in
        Section 8(b)(ii), the greater of: (x) the highest Current Market Value of a Share during the 30-day period prior to the date of shareholder approval of the Acquisition Transaction, or (y) the highest fixed or formula per Share price payable pursuant to the Acquisition Transaction (if determinable on the date of exercise);

             (iii) in the case of an exercise during a period described in
        Section 8(b)(iii), the greater of: (x) the highest Current Market Value of a Share during the 30-day period prior to the date the Company is provided with a copy of the Schedule 13D, or (y) the highest acquisition price of a Share shown on such Schedule 13D; and

             (iv) in the case of an exercise during a period described in
        Section 8(b)(iv), the highest Current Market Value of a Share during the 30-day period prior to the date of the Change in Composition of the Board.

     Notwithstanding the foregoing, in no event shall the exercise value of a Limited Right issued in connection with an Incentive Stock Option exceed the maximum permissible exercise value for such a right under the Code and the regulations and interpretations issued pursuant thereto. Any securities or property which form part or all of the consideration paid for Shares pursuant to a Tender Offer or Acquisition Transaction shall be valued at the higher of (1) the valuation placed on such securities or property by the person making such Tender Offer or the other party to such Acquisition Transaction, or (2) the value placed on such securities or property by the Committee.

          (d) Grant of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights with respect to any option granted under the Plan either at the time the option is granted or at any time thereafter prior to the exercise, cancellation, termination or expiration of such option. The aggregate number of Stock Appreciation Rights covered by any such grant shall not exceed, but may be less than, the number of Shares covered by the related option. The term of any Stock Appreciation Right shall be the same as the term of the option to which it relates. The right of a Holder to exercise a Stock Appreciation Right shall be canceled if and to the extent a related option is exercised or canceled, and to the extent a related Limited Right is exercised. In no event shall both a Stock Appreciation Right and Limited Right both be paid in connection with an option to which they both relate. The exercise, cancellation or termination of a Stock Appreciation Right covering any Shares shall automatically terminate the Limited Right corresponding to such Shares with the converse being equally true, and the right of a Holder to exercise an option shall be canceled if and to the extent a related Stock Appreciation Right is exercised.

          (e) Events Permitting Exercise of Stock Appreciation Rights. A Stock Appreciation Right shall be exercisable only if and to the extent that the related option is exercisable; provided, however, that notwithstanding the foregoing, a Stock Appreciation Right issued in connection with an Incentive Stock Option shall not be exercisable unless the Current Market Value of a Share on the date of exercise exceeds the exercise price of a Share subject to the related option.

          (f) Exercise of Stock Appreciation Rights. Upon exercise of a Stock Appreciation Right, the Holder thereof shall receive from the Company a cash payment equal to the excess of (x) the aggregate Current Market Value on the date of exercise of that number of Shares as is equal to the number of Stock Appreciation Rights being exercised over (y) the aggregate exercise price under the related option of that number of Shares as is equal to the number of Stock Appreciation Rights being exercised. A Holder shall exercise a Stock Appreciation Right by giving written notice of such exercise to the Company's Chief Financial Officer or its Treasurer or such other person as the Committee may designate. A Stock Appreciation Right shall be deemed exercised on the date any such officer (or other person) receives such written notice. If a Stock Appreciation Right or its corresponding option has not been exercised, canceled, terminated or expired on the last day of the term of such Stock Appreciation Right, the Holder of such Stock Appreciation Right will automatically receive a cash payment from the Company in an amount, if any, that would be payable if the Stock Appreciation Right is exercised on such date.

     Notwithstanding the foregoing, in no event shall the exercise value of a Stock Appreciation Right issued in connection with an Incentive Stock Option exceed the maximum permissible exercise value for such a right under the Code and the regulations and interpretations issued pursuant thereto.

SECTION 9.  DIRECTOR OPTIONS.

          (a) All non-employee directors of the Company shall be eligible to receive grants of stock options hereunder ("Director Options"), except to the extent that any such grant would, in the opinion of legal counsel of the Company, result in liability under Section 16 of the Exchange Act or under other law or regulation applicable to the participation of directors in the Plan.

          (b) All Director Options granted hereunder shall be options that do not qualify as Incentive Stock Options.

          (c) The option price of a Director Option shall be the Current Market Value. The option price for Shares with respect to which a Director Option is exercised shall be paid in full at the time notice of exercise of the option is given to the Company's Chief Financial Officer or its Treasurer (or such other person as the Committee may designate). The option price shall be paid to the Company either in cash or in Shares having a Current Market Value equal to the option price (or a combination of cash and Shares such that the sum of the Current Market Value of the Shares plus the cash equals the option price). Payment of the option price in Shares can be made by the delivery of Shares already-owned by the Holder or by the retention of Shares by the Company from Shares that would otherwise be issued to the Holder upon the exercise of the option. In any case in which payment of the option price is to be made by delivery of already-owned Shares, the Attestation Procedure set forth in
     Section 7(e) may be used, subject to the limitations described in such Section.

          (d) Subject to the limitations hereinafter set forth, a Director Option granted hereunder shall extend for a term of ten years. The exercise of Stock Appreciation Rights relating to any Director Option is subject to
     Section 8(e).

          (e) All rights of a director in any Director Option shall expire at the end of the option's normal term, provided that any director who ceases to be a director and then engages in any action which is competitive to or detrimental to the best interests of the Company shall forfeit such option, upon decision to that effect by the Committee. In the event a director ceases to be a director for any reason, all rights of such Director Option shall continue until the director's death, subject to the foregoing and following provisions.

          (f) Any Director Option granted to a director under the Plan and outstanding on the date of the Holder's death may be exercised by the person or persons (including the Holder's estate) to whom the Holder's rights with respect to the Director Option shall have passed by Designation of Beneficiary; or if none, by the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order at any time prior to the specified expiration date of such Director Option or the first anniversary of the Grantee's death, whichever is the first to occur. Upon the occurrence of the earlier event, the Director Option shall then terminate.

          (g) Director Options may include Stock Appreciation Rights and shall include Limited Rights. The number of Limited Rights included in any such Director Option shall equal the number of Shares covered by such option.

          (h) Director Options shall otherwise be subject to the terms and conditions of Nonqualified Options (and Limited Rights) stated in this Plan.

SECTION 10.  NON-TRANSFERABILITY.

          (a) General Rule. Except as otherwise provided in this Section 10, options, Stock Appreciation Rights and Limited Rights may not be sold, pledged, assigned, hypothecated, or transferred other than by Designation of Beneficiary, or if none, by will or the laws of descent and distribution upon the Holder's death, and may be exercised during the lifetime of the Grantee only by such Grantee or by his guardian or legal representative. All grants under the Plan, with the exception of Incentive Stock Options and any Stock Appreciation Rights and Limited Rights relating thereto, may be transferred pursuant to a Qualified Domestic Relations Order.

          (b) Permitted Transfers. Subject to this Section 10 and except as the Committee may otherwise prescribe from time to time, the Committee may act to permit the transfer or assignment of an option (together with any related Stock Appreciation Right and/or Limited Right) by a Grantee for no consideration to the Grantee's Family Members, trusts for the sole benefit of the Grantee's Family Members or partnerships whose only partners are Family Members of the Grantee; provided, however, that any such permitted transfer or assignment shall not apply to an option that is an Incentive Stock Option (but only if nontransferability is necessary in order for the option to qualify as an Incentive Stock Option) and to any Stock Appreciation Rights or Limited Rights related to an Incentive Stock Option.

     Any permitted transfer or assignment of an option and any Stock Appreciation Right and/or Limited Right related thereto shall only be effective upon receipt by the Chief Financial Officer or Treasurer of the Company (or such other person as the Committee may designate) of an instrument acceptable in form and substance to the Committee that effects the transfer or assignment and that contains an agreement by the Transferee to accept and comply with all the terms and conditions of the stock option award and this Plan. A Transferee shall possess all the same rights and obligations as the Grantee under the Plan, except that the Transferee can subsequently transfer such option and any related Stock Appreciation Rights and/or Limited Rights only by (i) Designation of Beneficiary or, if none, then by will or the laws of descent and distribution, or (ii) a transfer to a beneficiary or partner if the Transferee is a trust or partnership, respectively.

     Unless the Committee otherwise prescribes, upon the exercise of a Nonqualified Option or its related Stock Appreciation Rights or Limited Rights by a Transferee, when and as permitted in accordance with this
     Section 10, the Grantee is required to satisfy the applicable withholding tax obligations by paying cash to the Company with respect to any income recognized by the Grantee upon the exercise of such option by the Transferee. If the Grantee does not satisfy the applicable withholding tax obligations on the exercise date of the option or related Stock Appreciation Right or Limited Right, the Company shall, in the case of the exercise of an option, retain from the Shares to be issued to the Transferee upon the exercise of the option a number of Shares having a Current Market Value on the exercise date equal to the mandatory withholding tax payable by the Grantee or, in the case of the exercise of a Stock Appreciation Right or Limited Right, deduct from the cash to be delivered to the Transferee such amount as is equal to the mandatory withholding taxes payable by the Grantee.

SECTION 11.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     In the event of a change in outstanding Shares by reason of a Share dividend, recapitalization, merger, consolidation, split-up, combination or exchange of Shares, extraordinary dividend paid as part of a restructuring plan, or the like, the maximum number of Shares subject to option during the existence of the Plan, the number of Stock Appreciation Rights and Limited Rights which may be granted under the Plan, the number of options, Stock Appreciation Rights and Limited Rights that may be granted to each person under the Plan, the number of Shares subject to, and the option price of, each outstanding option, the number of Stock Appreciation Rights and Limited Rights outstanding, the Current Market Value of a Share on the date a Stock Appreciation Right and/or a Limited Right is granted, and the like shall be appropriately adjusted by the Company, subject to review by the Committee if the Committee so elects. In the event the Committee elects to review such adjustment, the Committee's determination shall be conclusive.

SECTION 12. CONDITIONS UPON GRANTING AND EXERCISE OF OPTIONS, STOCK APPRECIATION RIGHTS AND LIMITED RIGHTS AND ISSUANCE OF SHARES.

     No option, Stock Appreciation Right or Limited Right shall be granted, and no option, Stock Appreciation Right or Limited Right shall be exercised and Shares shall not be issued or delivered upon the exercise of an option unless the grant and exercise thereof, and the issuance and/or delivery of Shares pursuant thereto, or the payment therefore, shall comply with all relevant provisions of state and federal law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirement of any stock exchange upon which the Shares then may be listed. The Company shall use reasonable efforts to comply with all such requirements.

SECTION 13.  AMENDMENT AND TERMINATION OF PLAN.

          (a) Amendment. Subject to the limitations hereinafter set forth, the Committee may from time to time amend the Plan or any award granted under the Plan, or any provision thereof, in such respects as the Committee may deem advisable; provided, however, that any such amendment shall be approved by the holders of Shares entitling them to exercise a majority of the voting power of the Company if such approval is required under applicable law; or:

             (i) if such amendment would increase the aggregate number of Shares which may be issued and/or delivered under the Plan;

             (ii) if such amendment would modify the requirements as to eligibility for participation in the Plan.

     Any amendment to an option, Stock Appreciation Right or Limited Right granted to a director shall be made or ratified by the Board of Directors.

          (b) Termination.  The Committee may at any time terminate the Plan.

          (c) Effect of Amendment or Termination. No amendment or termination of the Plan or any award granted under the Plan shall adversely affect any option or Limited Right or Stock Appreciation Right previously granted under the Plan without the consent of the Holder thereof.

SECTION 14.  NOTICES.

     Each notice relating to this Plan shall be in writing and delivered in person or by mail to the proper address. Each notice to the Chief Financial Officer or Treasurer of the Company shall be delivered or sent to his attention at the principal business office of the Company. Each notice to the Committee shall be delivered or sent to the principal business office of the Company and addressed as follows: "Attention: Compensation Committee." Each notice to the Holder shall be addressed to such person or persons at the Holder's address as set forth in the records of the Company. Anyone to whom a notice may be given under this Plan may designate a new address by written notice to the other party to that effect.

SECTION 15.  BENEFIT OF PLAN.

     This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All rights and obligations imposed upon the Holder and all rights granted to the Company under this Plan shall be binding upon such Holder's heirs, legal representatives and permitted assigns.

SECTION 16.  PRONOUNS AND PLURALS.

     All pronouns shall be deemed to refer to the masculine, feminine, singular or plural, as the identity of the person or persons may require.

SECTION 17.  SHAREHOLDER APPROVAL AND TERM OF PLAN.

     The Plan shall become effective upon its approval by the affirmative vote (either in person or by proxy) of the holders of a majority of the Shares at the Company's 1997 Annual Meeting of Shareholders. No options shall be granted under the Plan after December 31, 2006.

SECTION 18.  ISSUANCE OF SHARE UNITS IN LIEU OF SHARES UPON EXERCISE OF NQSOS.

          (a) Definitions. As used in this Section 18, the following terms have the following meanings:

             (1) "NQSO" means a Nonqualified Option or a Director Option.

             (2) "Share Unit" has the meaning indicated in Section 18(b).

             (3) "Qualifying Exercise" has the meaning indicated in section
        18(d).

             (4) "Unit Holder" means the person to whose account Share Units are credited.

             (5) "Representative" means the executor of the estate of the Unit Holder or another legally constituted representative of the Unit Holder or the Unit Holder's estate.

          (b) Share Unit. A Share Unit represents the right to receive a Share from the Company, with delivery of the Share to be made in accordance with
     Section 18(g). The Company shall maintain on its records an account reflecting the identity of each person to whom Share Units have been credited and the number of Share Units from time to time credited to each such person.

          (c) Effect of Qualifying Exercise. In the event of a Qualifying Exercise, (i) Shares, equal in number to the Shares delivered by the Grantee in payment of the option price, shall be issued to the Grantee,
     (ii) the balance of the Shares covered by the option exercise (the "Profit Shares") shall not be issued, and (iii) the Grantee shall be credited with such number of Share Units as equals the number of Profit Shares. In case the Attestation Procedure is used, clause (i) above shall be inapplicable and the Shares referred to therein shall not be issued.

          (d) Qualifying Exercise. For the exercise of an option to be a Qualifying Exercise, all of the following conditions must be satisfied:

             (1) The option must be a NQSO and held by the Grantee.

             (2) The Grantee must make an advance election in accordance with
        Section 18(e) (while employed by the Company or a Subsidiary in the case of a Nonqualified Option).

             (3) The Grantee must make payment of the option price either (i) by delivery to the Company of Shares having a Current Market Value on the date of exercise equal to the option price (as permitted by Sections 7(b) and 9(c)), or (ii) by use of the Attestation Procedure (as permitted by Sections 7(e) and 9(c)).

             (4) The Grantee and the exercise of the option must comply with other applicable requirements of the Plan.

          (e) Advance Election. A Grantee of a NQSO who desires to be credited with Share Units upon exercise of the NQSO must deliver to the Committee (to the attention of either the Chief Financial

     Officer or Treasurer of the Company, or such other officer or person who may be designated by the Committee) a written election to receive such Share Units upon such exercise. Such election may be in the form of Attachment A, although the Committee or its designee may elect to honor any written election statement from an option holder which communicates substantially the same election intention. Unless otherwise approved by the Committee, such election must be delivered on or before the earlier of (i) six months and one day preceding exercise of the option or (ii) the last business day of the calendar year immediately preceding the calendar year of the option exercise.

          (f) Crediting of Additional Share Units. The number of Share Units credited to a Unit Holder shall from time to time be increased (during the period from initial crediting the Share Units to final payment of the Share Units) by the crediting, on the payment date of each dividend on Shares of the Company, of such number of additional Share Units (including any fraction of a Unit) as equals the quotient resulting from dividing (i) the Dividend Equivalent Amount (as defined below) by (ii) Current Market Value as of the dividend payment date.

     The Dividend Equivalent Amount is the amount resulting from multiplying (i) the dividend per Share payable on the payment date by (ii) the number of Share Units then credited to the account of option holder.

     In the event of a change in outstanding Shares by reason of a Share dividend, recapitalization, merger, consolidation, split up, combination or exchange of Shares, extraordinary dividend paid as part of a restructuring plan, or the like, the number of Share Units credited to the account of any Unit Holder and the securities issuable upon payment of the Share Units shall be appropriately adjusted by the Company, subject to review by the Committee if the Committee so elects. In the event the Committee elects to review such adjustment, the Committee's determination shall be conclusive.

          (g) Payment of Share Units. Share Units shall be paid by delivery to the Unit Holder (or his Representative) of one Share for each Share Unit credited to the account of the Unit Holder. Delivery of such Shares shall be made following termination of the Unit Holder's employment with the Company and its Subsidiaries and shall be made in a single lump sum or in annual installments, as provided below:

             (1) Termination of Employment Other Than as a Result of Retirement or Death. Except in the case of a Director Option, in the event a Unit Holder ceases to be employed by the Company and its Subsidiaries for any reason other than retirement or death, payment of any Share Units credited to the Unit Holder's account will be made in a lump sum within 60 days after termination of the Unit Holder's employment.

             (2) Retirement. In the event a Unit Holder retires under a retirement plan of the Company or a Subsidiary, or, in the case of a Director Option, upon termination of the Unit Holder's service as a director, payment of any Share Units credited to the Unit Holder's account will be made commencing within 60 days after such retirement or termination in accordance with the method of payment elected by the Unit Holder pursuant to Section 18(i) . If the election is a lump sum, all Share Units will be paid to the Unit Holder within 60 days after retirement or termination. If installments shall have been elected, the number of Share Units credited to the Unit Holder's account as of the date of retirement or termination shall be divided by the number of annual installments elected, and the first installment shall be paid within 60 days after retirement or termination. The second and all subsequent installment payments shall be made between January 1 and 15 of each subsequent year. Any additional Share Units credited to the Unit Holder's account pursuant to Section 18(f) following the retirement or termination shall be paid as part of the installment paid in the calendar year immediately following the crediting of such additional Share Units.

             (3) Death. If any Share Units credited to a Unit Holder's account remain unpaid at the Unit Holder's death, then payment of such Share Units shall be made after the Unit Holder's death (i) to the Unit Holder's beneficiary(ies) (designated as provided in Section 18(i)) in accordance with the method of distribution elected by the Unit Holder (either lump sum or installments, as provided above), or (ii) if the Unit Holder has not designated a beneficiary or if the beneficiary predeceases the Unit Holder, to the Unit Holder's estate in a lump sum. Should a beneficiary die after the Unit Holder but before the entire benefit has been disbursed, the balance of the Share Units shall be paid to the beneficiary's estate in a lump sum.

             (4) Emergency Distribution. In the event an emergency situation occurs (as described below), the Unit Holder may request the Committee to approve an immediate distribution to the Unit Holder of all or some of the Share Units credited to the Unit Holder's account. Any such distribution will be solely within the discretion of the Committee and will be limited in an amount to that necessary to meet the emergency. As used herein, an emergency situation means a bona fide unexpected financial emergency that is caused by an event beyond the control of the Unit Holder (e.g., a serious family illness or disaster) and would result in severe financial hardship to the Unit Holder if early distribution were not permitted.

             (5) Fractional Shares. In any circumstance in which distribution of a fraction of a Share would otherwise be made, an equivalent cash distribution (based upon Current Market Value as of the third business day preceding the payment) shall be made.

             (6) Withholding Taxes. The payment of Share Units shall be subject to the payment of all applicable withholding taxes by the Unit Holder.

          (h) Acceleration of Payment.  Notwithstanding the provisions of
     Section 18(g), a Unit Holder shall have the right to demand and receive immediate Payment of all Share Units credited to the Unit Holder's account during any period during which Limited Rights may be exercised in accordance with clauses (i), (ii), (iii) and (iv) of Section 8(b).

          (i) Payment Election; Designation of Beneficiary. A Unit Holder's election to receive payment of Share Units in a lump sum or installments may be made in the form of Attachment A delivered as provided in Section 18(e), although the Committee may elect to honor any written election statement which communicates substantially the same election intention. A Unit Holder may make designation of the Holder's beneficiary(ies) on Attachment A or by other written notice to the Committee. Once an election with respect to the method of payment (lump sum or installments) has been made, such election may not be changed except with the consent of the Committee. In the absence of a valid election to receive payment of Share Units in installments, such payment shall be made in a lump sum.

          (j) Number of Shares Issued Under Plan. For purposes of determining the number of Shares that have been issued and/or are available for issuance under the Plan, the initial crediting of a Share Unit to the account of a Unit Holder in accordance with Section 18(c) shall be counted as the issuance of a

     Share under the Plan, but the crediting of additional Share Units in accordance with Section 18(f) will not be so counted.

          (k) Unsecured Account. Any Share Units credited to the account of a Unit Holder represent only an unsecured promise of the Company to make payment of the Share Units in accordance with the terms of the Plan, irrespective of whether the Company makes use of any trust arrangement to make payment of Share Units. Neither a Unit Holder nor any beneficiary of a Unit Holder will have or acquire any right, title or interest in any asset of the Company or any Subsidiary as a result of any Share Units credited to a Unit Holder's account. At all times, a Unit Holder's rights with respect to Share Units credited to the Unit Holder's account will be only those of an unsecured creditor of the Company. The Company will not be obligated or required in any manner to restrict the use of any of its assets as a result of any Share Units credited to a Unit Holder's account.

          (l) Securities Law Compliance. The Company's obligation to credit Share Units to the account of any Unit Holder and to deliver Shares in connection with the payment of Share Units shall at all times be subject to compliance with any applicable federal or state securities laws.

                               THE DURIRON COMPANY, INC.

                PROXY FOR ANNUAL SHAREHOLDERS' MEETING - APRIL 24, 1997
             SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

           The undersigned hereby appoints HUGH K. COBLE and WILLIAM M. JORDAN, and each of them, attorney and proxy, with power of substitution and with all the powers which the undersigned would possess if personally present, to vote all of the shares of Common Stock of the undersigned in The Duriron Company, Inc. at its 1997 Annual Meeting of its Shareholders to be held at 1:30 P.M. on Thursday, April 24, 1997 at 3100 Research Boulevard, Dayton, Ohio, and at any adjournment thereof, as follows:

       1. Election of three directors each for three year term:

            [ ] FOR all nominees listed below                       [ ] WITHHOLD AUTHORITY
              (except as marked to the contrary below)                to vote for all nominees listed below

        INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below:

       THREE YEAR TERM:    Diane C. Harris    William M. Jordan    James S. Ware

       2. Approval of the change of the Company's name to "Durco International Inc."

          [ ] FOR        [ ] AGAINST        [ ] ABSTAIN
              (Continued, and to be dated and signed, on the other side)

                            (Continued from the other side)

       3. Approval of the 1997 Stock Option Plan.

          [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

       4. Approval of the appointment of Ernst & Young LLP as independent auditors of the Company for 1997.

          [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

       5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

           THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

                                                  DATE: ________________ , 1997

                                                  _____________________________

                                                  _____________________________
                                                  SIGNATURE(S) OF SHAREHOLDER(S)

                                                  PLEASE SIGN AS NAME(S) APPEAR
                                                  AT LEFT. EXECUTORS,
                                                  ADMINISTRATORS, TRUSTEES,
                                                  ETC., SHOULD INDICATE THE
                                                  CAPACITY IN WHICH THEY SIGN.